EXHIBIT 1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SANDSTON CORPORATION

[NOTE: The following provisions are to be amended: Articles III, VI and VIII]

Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following articles:

1. The present name of the corporation is SANDSTON CORPORATION.

2. The identification number assigned by the Bureau is 333-652.

3. The date of filing the original Articles of Incorporation, under the name NEMATRON CORPORATION, was October 7, 1983.

4. Amended and Restated Articles of Incorporation were filed on February 17, 1993. Such Amended and Restated Articles of Incorporation were further amended by those certain Certificates of Amendment to the Articles of Incorporation filed June 30, 1995, April 25, 1996, July 7, 1999 and April 1, 2004.

The following Amended and Restated Articles of Incorporation supersede the previous Amended and Restated Articles of Incorporation, as amended, for the corporation.

ARTICLE I
NAME

The name of the corporation is SANDSTON CORPORATION.

ARTICLE II
PURPOSES

The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan (the “Act”).

ARTICLE III
CAPITAL STOCK

A. Total Authorized Capital. The total authorized capital stock is:

Common Stock: 30,000,000 shares
Preferred Stock: 100,000 shares

B. Designations, Powers, Preferences and Limitations of Shares. A statement of the designations, voting and other powers, preferences, relative rights, qualifications, limitations or restrictions thereof, of the Common Stock and of the Preferred Stock is as follows:

1. Common Stock. Subject to the preferences accorded the holders of any other class of stock pursuant to these Articles of Incorporation or action of the Board of Directors taken with respect to such preferences, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the corporation from time to time and, in the event of any liquidation, dissolution or winding up of the corporation, the holders of the Common Stock will be entitled to receive pro rata all of the remaining assets of the corporation available for distribution. Each issued and outstanding share of Common Stock is entitled to one vote.

2. Preferred Stock. The Board of Directors is expressly empowered and authorized from time to time, for such consideration as the Board of Directors may determine, to issue Preferred Stock in one or more series as may be determined by the Board of Directors. The Board of Directors is authorized to fix by resolution adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, voting rights, other rights, powers, preferences, limitations, restrictions and other terms thereof, if any, of such series. Such resolutions, when filed with the State of Michigan shall constitute amendments to these Articles of Incorporation. Except as may otherwise be provided in these Articles of Incorporation or required by law, different series of preferred stock shall not be construed to constitute different classes of shares for the purpose of voting by classes. Without limiting the generality of the grant of authority contained in above, the Board of Directors is authorized to determine any or all of the following, and the shares of each series may vary from the shares of any other series in any or all of the following respects:

(a) The number of shares of such series (which may subsequently be increased, except as otherwise provided by the resolutions of the Board of Directors providing for the issue of such series, or decreased to a number not less than the number of shares then outstanding) and the distinctive designation of such;

(b) The dividend rights of such series, the dividend preferences as between such series and any other class or series of shares, whether and the extent to which shares of such series will be entitled to participate in dividends with shares of any other series or class of shares, whether and the extent to which dividends on such series will be cumulative, and any limitations, restrictions or conditions on the payment of such dividends;

(c) The time or times during which, the price or prices at which, and any other terms or conditions on which the shares of such series may be redeemed, if redeemable;

(d) The rights of such series, and the preferences, if any, as between such series and any other class or series of shares, in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution of assets, dissolution or winding up of the corporation;

(e) The voting powers, in addition to the voting powers prescribed by law of shares of such series, and the terms of exercise of such voting powers;

(f) Whether shares of such series will be convertible into or exchangeable for shares of any other series or class of shares, or any other securities, and the terms and conditions, if any, applicable to such right;

(g) The terms and conditions, if any, of any purchase, retirement or sinking fund which may be provided for the shares of such series.

C. Preemptive Rights. No holder of any shares of any class of stock of this corporation shall have any preemptive or preferential right to subscribe for, or to purchase, any part of a new or additional issue of stock or any other reacquired shares of stock of any class whatsoever or of any securities convertible into stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or consideration.

ARTICLE IV
RESIDENT AGENT

The address and mailing address of the registered office is:

40950 Woodward Ave
Suite 304
Bloomfield Hills, MI 48304

The name of the resident agent at the registered office is Daniel J. Dorman.

ARTICLE V
DURATION

The duration of the corporation shall be perpetual.

ARTICLE VI
INDEMNIFICATION

A. Indemnification of Directors and Officers: Claims by Third Parties. The corporation shall, to the fullest extent authorized or permitted by the Act or other applicable law, as the same presently exist or may hereafter be amended, but, in the case of any such amendment, only to the extent such amendment permits the corporation to provide broader indemnification rights than before such amendment, indemnify a director or officer (an “Indemnitee”) who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

B. Indemnification of Directors and Officers: Claims Brought by or in the Right of the Corporation. The corporation shall, to the fullest extent authorized or permitted by the Act or other applicable law, as the same presently exist or may hereafter be amended, but, in the case of any such amendment, only to the extent such amendment permits the corporation to provide broader indemnification rights than before such amendment, indemnify an Indemnitee who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the action or suit, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Indemnification shall not be made under this Section for a claim, issue, or matter in which the Indemnitee has been found liable to the corporation except to the extent authorized in Section F of this Article.

C. Actions Brought by the Indemnitee. Notwithstanding the provisions of Sections A and B of this Article, the corporation shall not be required to indemnify an Indemnitee in connection with an action, suit, proceeding or claim (or part thereof) brought or made by such Indemnitee except as otherwise provided herein with respect to the enforcement of this Article, unless such action, suit, proceeding or claim (or part thereof) was authorized by the Board of Directors of the corporation.

D. Approval of Indemnification. Except as otherwise provided in Section H of this Article, indemnification under Sections A and B of this Article, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because such Indemnitee has met the applicable standard of conduct set forth in Sections A or B of this Article, as the case may be, and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall be made in any of the following ways:

(a)	By a majority vote of a quorum of the Board of Directors consisting of directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

(b)
If a quorum cannot be obtained in subsection (a), by majority vote of a committee duly designated by the Board of Directors and consisting solely of two (2) or more directors not at the time parties or threatened to be made parties to the action, suit or proceeding.

(c)	By independent legal counsel in a written opinion, which counsel shall be selected in one (1) of the following ways:

(i)	By the Board of Directors or its committee in the manner prescribed in subsection (a) or (b)

(ii)	If a quorum of the Board of Directors cannot be obtained under subsection (a) and a committee cannot be designated under subsection (b), by the Board of Directors.

(d)
By all independent directors (if any directors have been designated as such by the Board of Directors or shareholders of the corporation) who are not parties or threatened to be made parties to the action, suit, or proceeding.

(e)	By the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted.

In the designation of a committee under subsection (b) or in the selection of independent legal counsel under subsection (c)(ii), all directors may participate.

E. Advancement of Expenses. The corporation shall pay or reimburse the reasonable expenses incurred by an Indemnitee who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if all of the following apply:

(a)
The Indemnitee furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, if any, required by the Act for the indemnification of a person under the circumstances.

(b)
The Indemnitee furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the applicable standard of conduct, if any, required by the Act for the indemnification of a person under the circumstances.

(c)
A determination is made that the facts then known to those making the determination would not preclude indemnification, if any, required by the Act for the indemnification of a person under the circumstances.

The undertaking required by subsection (b) must be an unlimited general obligation of the Indemnitee but need not be secured and may be accepted without reference to the financial ability of the person to make repayment. Determinations and evaluations of reasonableness of payments under this Section shall be made in the manner specified in Section D of this Article.

F. Court Approval. An Indemnitee who is a party or threatened to be made a party to an action, suit, or proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice it considers necessary may order indemnification if it determines that the Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the applicable standard of conduct set forth in Sections A and B of this Article or was adjudged liable as described in Section B of this Article, but if he or she was adjudged liable, his or her indemnification is limited to reasonable expenses incurred.

G. Partial Indemnification. If an Indemnitee is entitled to indemnification under Sections A or B of this Article for a portion of expenses, including reasonable attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount, the corporation shall indemnify the Indemnitee for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the Indemnitee is entitled to be indemnified.

H. Other Rights of Indemnification. The indemnification or advancement of expenses provided under Sections A through G of this Article is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, bylaws, or a contractual agreement. The total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for in Sections A through G of this Article continues as to a person who ceases to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, personal representatives, and administrators of the person.

I. Liability Insurance. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability under the pertinent provisions of the Act.

J. Enforcement. If a claim under this Article is not paid in full by the corporation within thirty (30) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Act for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, a committee thereof, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the Act nor an actual determination by the corporation (including its Board of Directors, a committee thereof, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

K. Contract with Corporation. The right to indemnification conferred in this Article shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Article is in effect, and any repeal or modification of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

L. Application to Surviving Corporation. The definition for “corporation” found in Section 569 of the Act, as the same exists or may hereafter be amended is, and shall be, specifically excluded from application to this Article. The indemnification and other obligations set forth in this Article of the corporation shall be binding upon any resulting or surviving corporation after any merger or consolidation with the corporation. Notwithstanding anything to the contrary contained herein or in Section 569 of the Act, no person shall be entitled to the indemnification and other rights set forth in this Article for acting as a director or officer of another corporation prior to such other corporation entering into a merger or consolidation with the corporation.

M. Severability. Each and every paragraph, sentence, term and provision of this Article shall be considered severable in that, in the event a court finds any paragraph, sentence, term or provision to be invalid or unenforceable, the validity and enforceability, operation, or effect of the remaining paragraphs, sentences, terms, or provisions shall not be affected, and this Article shall be construed in all respects as if the invalid or unenforceable matter had been omitted.

ARTICLE VII
DIRECTORS

A. Number and Term of Directors. The number of directors constituting the entire Board of Directors shall not be less than three nor more than twelve, the exact number of directors to be fixed from time to time only by vote of a majority of the Board of Directors. The Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. The first class of the Board of Directors shall be elected to hold office for a term expiring at the annual meeting of shareholders in 1994; directors of the second class shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders; and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders, and in each case, until their respective successors are elected and have qualified, or until their earlier death, resignation or removal. At each annual election held after the initial classification and election in the manner provided above, a number of directors equal to the number of the class whose term expires at the time of the meeting shall be elected to hold office until the end of the third succeeding annual meeting of shareholders after their election and until their respective successors are elected and have qualified, or until their earlier death, resignation or removal. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes so as to make all classes as nearly equal in number as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

B. Director Vacancies. During the intervals between annual meetings of shareholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death or other incapacity, and any newly created directorships resulting from an increase in the number of directorships shall be filled by a majority vote of the directors then in office, whether or not a quorum, or, if there are no directors in office, by the shareholders. If the Board of Directors accepts the resignation of any director or officer to take effect at a future time, it shall have the power to elect a successor who shall take office when the resignation becomes effective. Each director chosen to fill a vacancy or chosen to fill a newly created directorship shall hold office until the next election for the class for which such director shall have been chosen and until the election and qualification of his successor, or until his earlier death, resignation or removal. A director or directors or the entire Board of Directors may be removed from office only for cause.

C. Amendment of this Article. The affirmative vote of the holders of at least 80% of the outstanding shares of the capital stock of the corporation entitled to vote generally in the elections of directors shall be required to amend, repeal or adopt any provision inconsistent with this Article VII.

ARTICLE VIII
CONSENTS IN LIEU OF MEETINGS

Any action required or permitted by the Act, these Articles or the Bylaws of the corporation to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation’s registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

ARTICLE IX
AMENDMENTS

The affirmative vote of at least the holders of at least a majority of the outstanding shares of the capital stock of the corporation entitled to vote generally at the annual meeting shall be required to amend, repeal or adopt any provision inconsistent with these Articles.

These Amended and Restated Articles of Incorporation were duly adopted on January [___], 2007 by a majority of the shareholders attending the annual meeting held on such date.

Signed this ____ day of ________________________

By________________________________________

Its:________________________________________